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                                   EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS
                          TO INCORPORATION BY REFERENCE





The Board of Directors
SUMMIT BANCSHARES, INC.


We consent to incorporation by reference in the registration statement on Form S-8 of SUMMIT BANCSHARES, INC. (File #33-68974) of our report dated January 23, 2002, relating to the consolidated balance sheets of SUMMIT BANCSHARES, INC. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of SUMMIT BANCSHARES, INC.





/s/ Stovall, Grandey & Whatley L.L.P.

STOVALL, GRANDEY & WHATLEY L.L.P.


Fort Worth, Texas
March 26, 2001




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